Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS STRONGEST THIRD QUARTER EVER;
ABSORBS RECORD LIFO EXPENSE AND EXPECTS STRONG FOURTH QUARTER;
DECLARES QUARTERLY CASH DIVIDEND
     Irving, TX — June 20, 2006 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $78.0 million or $0.62 per diluted share on net sales of $2.0 billion for the quarter ended May 31, 2006, ranking it as the strongest third quarter ever reported for the Company. This compares with net earnings of $71.7 million or $0.57 per diluted share on net sales of $1.7 billion for the third quarter last year. This year’s third quarter included after-tax LIFO expense of $28.6 million or $0.23 per diluted share, the largest quarterly charge in the Company’s history. This compares with income of $1.5 million or $0.01 per share in last year’s third quarter. At quarter end our LIFO reserve totaled $173 million.
     Net earnings for the nine months ended May 31, 2006 were a record $227.7 million or $1.84 per diluted share on net sales of $5.3 billion. For the same period last year, net earnings were $202.0 million or $1.63 per diluted share on net sales of $4.9 billion. For the nine months ended May 31, 2006, after-tax LIFO expense was $40 million or $0.33 per share compared with an expense of $23.4 million or $0.19 per share last year.
General Conditions
     CMC Chairman and Chief Executive Officer Stanley A. Rabin said, “It was another remarkable quarter. We generated solid to excellent results in each of our business segments. Market conditions for steel and related products showed significant further improvement during the quarter, while nonferrous metal prices hit all-time highs before undergoing some correction. Global economic growth accelerated, stimulated by strong business investment and industrial production, including some pickup in Europe. Our outlook for the fourth quarter remains very positive. As discussed in more detail later in this release, we believe demand for our products and services will remain strong, led by favorable markets in our various steel-related and other businesses. We anticipate fourth quarter LIFO diluted net earnings per share between $0.70 and $0.80 which, if achieved, would be an all-time record.”
Domestic Mills (Steel Minimills and Copper Tube Mill)
     Rabin said, “Our Domestic Mills segment’s adjusted operating profit at $69.7 million was 15% above last year’s historically strong third quarter. Moreover, the LIFO expense was $14.8 million pre-tax in this year’s third quarter compared with $8.0 million income last year. Net sales increased 23%.”
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(CMC Third Quarter Fiscal 2006 — Page 2)
     Rabin continued, “Within the segment, adjusted operating profit for our steel minimills was 4% greater than a year earlier, including the big swing in LIFO, on 15% higher net sales. The strength of higher selling prices combined with higher finished goods shipments more than offset higher raw material costs. Compared with last year’s third quarter, the metal spread increased by 8% to $298 per ton. On a year-to-year basis, tonnage melted for the third quarter was down 5% to 557 thousand tons while tonnage rolled was 572 thousand tons, 5% above last year’s third quarter. Shipments increased 5% to 640 thousand tons. Our average total selling price was up $39 per ton to $515 per ton, while the average selling price for finished goods was up by $40 per ton to $530 per ton. By product line, the price premium of merchant bar over reinforcing bar was unchanged at $81 per ton. The average scrap purchase cost increased by $18 per ton a year ago to $194 per ton. Total utility costs increased by $3.6 million compared with the third quarter last year, with increases both in natural gas and electricity. Year-over-year costs for ferroalloys, graphite electrodes and other supplies were mixed, while transportation rates rose significantly. During the quarter we successfully started up the new continuous caster at CMC Steel Texas; commissioning will continue over the next several months.
     “The copper tube mill (CMC Howell Metal) recorded an adjusted operating profit of $8.4 million, substantially above that of last year’s third quarter, on net sales that virtually doubled. Included was a pre-tax LIFO expense of $3.9 million compared with a $1.7 million income last year. Better market conditions in the industry, particularly stronger commercial demand, resulted in an increased average selling price to $3.32 per pound and metal spreads widened dramatically to $1.21 per pound, up from 56 cents per pound, more than offsetting the substantial yearly rise in the cost of copper scrap. Sales of line sets (in pounds) were up over 50% from the same period in 2005. Against the same quarter last year, copper tube production increased 17% to 16.9 million pounds while shipments were up 13% to 20.3 million pounds.”
CMCZ
     Rabin said, “CMCZ, the Polish steel operation, had a very satisfactory quarter and recorded an adjusted operating profit of $13.9 million on a 100%-owned basis compared with an adjusted operating loss of $9.8 million the previous year. Operating levels and shipments were up significantly from those of the third quarter of fiscal 2005, including higher exports, while prices and margins improved markedly. For the quarter, tons melted equaled 375 thousand versus 219 thousand last year; rolled tons equaled 300 thousand against 198 thousand last year; and shipments totaled 330 thousand tons (including billets) compared with 244 thousand last year. Meanwhile, the average selling price rose to PLN 1393 per ton (including 11% billets) from PLN 1313 per ton (including 11% billets), with gains both in bar products and wire rod. The sales gain exceeded the increase in the cost of purchased scrap utilized; accordingly, the average metal margin increased to PLN 640 per ton from an inadequate PLN 596 per ton. During May 2006, we began operation of the new scrap mega-shredder, and construction of the greenfield rebar fabrication plant also at Zawiercie is underway and start up should occur in July 2006.”
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(CMC Third Quarter Fiscal 2006 — Page 3)
Domestic Fabrication
     Rabin added, “Net sales were up 17% from a year ago, but reported adjusted operating profit fell to $17.5 million, a substantial decrease compared with last year’s $39.7 million profit; the largest single item was a $14.7 million pre-tax LIFO expense whereas last year’s LIFO impact was negligible. Other costs included higher incentive compensation accruals, administrative expense at new locations, and a larger elimination of profit on intercompany sales awaiting delivery to outside third parties. Compared with the prior year’s third quarter, total shipments from our fab plants increased 26% to 436 thousand tons and were up for most of the various product areas. The composite average fab selling price (excluding stock and buyouts) essentially was unchanged versus the prior year, with realized selling prices mixed for specific products. Meanwhile, material costs were higher, putting some pressure on spreads. Construction activity was relatively strong in all sectors, led by public and institutional building and highway construction.”
Recycling
     According to Rabin, “The Recycling segment achieved a record third quarter with net sales up 61% compared with one year ago, marked by historically high nonferrous price levels. The adjusted operating profit of $22.5 million was up 43% from last year’s third quarter. LIFO expense was $10.1 million pre-tax this quarter versus an expense of $1.8 million the prior year. The ferrous scrap market was still strong, less volatile, and prices were higher than the third quarter of last year. Versus last year, the average ferrous scrap sales price for the quarter increased by 14% to $210 per short ton while stock shipments of ferrous scrap rose 18% to 577 thousand short tons. The average nonferrous scrap sales price for the quarter jumped nearly 60% compared with a year ago, while nonferrous stock shipments were 12% higher. Inventory turnover across the board remained extremely rapid. The total volume of scrap processed, including all our domestic processing plants, equaled 976 thousand tons against 869 thousand tons last year.
     “On June 12, 2006, the Company announced that it had closed the previously announced purchase of substantially all the operating assets of Yonack Iron & Metal and affiliates.”
Marketing and Distribution
     “Adjusted operating profit for the Marketing and Distribution segment of $19.9 million was 9% below last year’s very strong third quarter on 2% higher net sales,” Rabin said. “This segment recorded pre-tax LIFO expense of $4.6 million compared with an expense of $4.0 million the year before. Steel tonnage was up in most of our markets, especially sales into the U.S., although sales dollars were mixed in the various markets. Gross margins overall increased, resulting in increased profitability for this large product line. Conversely, aluminum, copper and stainless steel semis were characterized by lower volume, tighter margins and higher transaction costs. Sales and margins for industrial materials and products were off the peaks of last year, despite higher volume, reflecting generally lower sales prices. Our value-added downstream and processing businesses continued to perform well, although not as profitably as recent quarters.”
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(CMC Third Quarter Fiscal 2006 — Page 4)
Financial Condition
     Rabin said, “Our financial position remains excellent. At May 31, 2006, our stockholders’ equity approached $1.17 billion. At quarter end, our working capital was $1.03 billion and the current ratio was 2.1. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 24%, and the ratio of total debt to total capitalization plus short-term debt was 26%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ.”
Stock Split Completed — Increased Cash Dividend Declared
     Rabin added, “On May 22, 2006, the Company completed the previously announced two-for-one stock split in the form of a 100% stock dividend with the distribution of the additional shares to shareholders of record May 8, 2006. At the time the split was announced, the Company also stated its intent to institute a quarterly cash dividend of 6 cents per share on the increased number of shares resulting from the stock dividend. The Board of Directors has now declared the first quarterly cash dividend at this increased rate of six cents per share payable July 21, 2006 to shareholders of record July 7, 2006. After the effect of the additional shares resulting from the split, this new cash dividend rate represents a 20% increase from the prior quarterly rate and a 100% increase in the cash dividend rate over the past six months. This is the 167th consecutive quarterly dividend paid by Commercial Metals Company.”
Outlook
     Rabin continued, “Generally robust global economic conditions prevail. Some deceleration of economic growth is expected, but our key end-use markets remain strong. The global steel market is firm for virtually all products, reflecting strong demand and low inventories around the world. Manufacturing activity continues to expand. While residential construction in the U.S. has pulled back from its peak, worldwide non-residential construction is expected to strengthen further. More specifically, construction materials generally are in strong demand. Our domestic steel mill markets, if anything, are showing further strengthening. While imports of carbon steel bar products recently have increased sharply into the U.S., strong demand appears to be absorbing the supply. Our mill shipments in the U.S. and Poland will remain strong during the fourth quarter, and realized steel prices should move yet higher. Steel scrap prices are at a 12-month high, both domestically and internationally, and are up again in June. The outlook for nonferrous markets remains favorable, although varying price corrections from the record highs occurred recently. Demand for downstream products and services remains vibrant, but we will experience some short-term margin squeeze because of the recent rise in mill prices.
     “Accordingly, net income from our domestic steel mills should remain strong during the fourth quarter, and the copper tube business should be stable at the improved earnings level. Results at CMCZ are expected to improve further. Our anticipation is that fabrication profits will improve as long as finished goods prices rise at rates that new contracts can absorb. Our Recycling segment will again post strong results buoyed by relatively firm markets with tonnage augmented by the Yonack acquisition. We expect the Marketing and Distribution segment to have another satisfactory quarter driven by relatively firm volume and margins in various steel markets, improved results in nonferrous semis, and steady performance for industrial materials at a high pace.”
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(CMC Third Quarter Fiscal 2006 — Page 5)
Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2006 conference call on Tuesday, June 20, 2006, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman and CEO, Murray McClean, President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
     The opening caption, the General Conditions and the Outlook sections of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” “will,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Third Quarter Fiscal 2006 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/06	5/31/05	5/31/06	5/31/05

Net Sales	$2,021,299	$1,726,251	$5,306,484	$4,852,636

Costs and Expenses:
Cost of goods sold	1,756,734	1,496,719	4,570,347	4,181,619
Selling, general and administrative expenses	130,510	106,192	355,867	329,627
Interest expense	6,940	7,608	20,816	23,426

	1,894,184	1,610,519	4,947,030	4,534,672

Earnings Before Income Taxes and Minority Interests	127,115	115,732	359,454	317,964

Income Taxes	46,085	46,345	129,030	117,329

Earnings Before Minority Interests	81,030	69,387	230,424	200,635

Minority Interests	3,070	(2,354)	2,737	(1,406)

Net Earnings	$77,960	$71,741	$227,687	$202,041

Basic earnings per share	$0.65	$0.60	$1.93	$1.70
Diluted earnings per share	$0.62	$0.57	$1.84	$1.63
Cash dividends per share	$0.05	$0.03	$0.11	$0.09
Average basic shares outstanding	119,708,857	119,603,498	117,732,084	118,664,658
Average diluted shares outstanding	125,085,650	125,471,648	123,550,601	124,042,992
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/06	5/31/05	5/31/06	5/31/05

Net Sales:
Domestic Mills	$422,473	$343,997	$1,158,422	$943,594
CMCZ	157,884	109,977	377,800	340,735
Domestic Fabrication	459,951	392,229	1,268,630	1,049,755
Recycling	385,475	238,888	893,887	683,868
Marketing and Distribution	783,553	771,237	2,110,295	2,200,836
Corporate and Eliminations	(188,037)	(130,077)	(502,550)	(366,152)

Total Net Sales	$2,021,299	$1,726,251	$5,306,484	$4,852,636

Adjusted Operating Profit (Loss):
Domestic Mills	$69,663	$60,661	$205,350	$153,850
CMCZ	13,875	(9,811)	14,823	(2,038)
Domestic Fabrication	17,521	39,681	74,212	82,387
Recycling	22,476	15,712	54,902	55,560
Marketing and Distribution	19,896	21,834	55,885	68,418
Corporate and Eliminations	(8,589)	(3,541)	(22,542)	(13,809)
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(CMC Third Quarter Fiscal 2006 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2006	2005

Assets:
Current Assets:
Cash and cash equivalents	$123,178	$119,404
Accounts receivable, net	1,025,734	829,192
Inventories	730,399	706,951
Other	66,759	45,370

Total Current Assets	1,946,070	1,700,917

Net Property, Plant and Equipment	546,655	505,584

Goodwill	32,307	30,542

Other Assets	121,099	95,879

	$2,646,131	$2,332,922

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$473,781	$408,342
Accounts payable — documentary letters of credit	101,103	140,986
Accrued expenses and other payables	302,194	293,598
Income taxes payable and deferred income taxes	8,516	40,126
Short-term trade financing arrangements	—	1,667
Notes payable — CMCZ	16,463	—
Current maturities of long-term debt	15,496	7,223

Total Current Liabilities	917,553	891,942

Deferred Income Taxes	45,181	45,629
Other Long-Term Liabilities	72,808	58,627
Long-Term Debt	387,337	386,741

Minority Interests	53,900	50,422

Stockholders’ Equity	1,169,352	899,561

	$2,646,131	$2,332,922

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/06	5/31/05	5/31/06	5/31/05

Domestic Steel Mill Rebar Shipments	285	264	828	684
Domestic Steel Mill Structural and Other Shipments	355	344	1,039	975
CMCZ Shipments	330	244	872	704

Total Mill Tons Shipped	970	852	2,739	2,363

Average FOB Mill Domestic Selling Price (Total Sales)	$515	$476	$502	$478
Average Domestic Mill Ferrous Scrap Purchase Price	$194	$175	$188	$182
Average FOB Mill CMCZ Selling Price (Total Sales)	$445	$417	$412	$458
Average CMCZ Ferrous Scrap Purchase Price	$201	$182	$185	$214

Fab Plant Rebar Shipments	290	230	759	651
Fab Plant Structural, Joist, and Post Shipments	146	117	403	320

Total Fabrication Tons Shipped	436	347	1,162	971

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$864	$864	$859	$845

Domestic Scrap Metal Tons Processed and Shipped	976	869	2,677	2,519
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(CMC Third Quarter Fiscal 2006 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/06	5/31/05
Cash Flows From (Used by) Operating Activities:
Net earnings	$227,687	$202,041
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	61,522	56,756
Minority interests	2,737	(1,406)
Provision for losses on receivables	2,162	3,574
Share-based compensation	6,975	—
Net gain on sale of assets and other	(1,584)	(1,200)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(198,540)	(212,701)
Accounts receivable sold	10,255	41,063
Inventories	(10,414)	(84,414)
Other assets	(40,711)	(6,029)
Accounts payable, accrued expenses, other payables and income taxes	26,815	12,503
Deferred income taxes	(2,785)	(45)
Other long-term liabilities	12,629	12,282

Net Cash Flows From Operating Activities	96,748	22,424

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(92,627)	(67,884)
Purchase of interests in CMC Zawiercie	(934)	—
Sales of property, plant and equipment	5,039	4,913
Acquisitions, net of cash purchased	(10,980)	(2,950)

Net Cash Used By Investing Activities	(99,502)	(65,921)

Cash Flows From (Used by) Financing Activities:
Increase (Decrease) in documentary letters of credit	(39,883)	38,734
Payments on trade financing arrangements	(1,667)	(16,311)
Short-term borrowings, net change	16,463	(581)
Payments on long-term debt	(9,023)	(1,441)
Proceeds from issuance of long-term debt	14,182	—
Stock issued under incentive and purchase plans	26,092	17,007
Dividends paid	(13,022)	(10,146)
Tax benefits from stock plans	10,644	10,809
Treasury stock acquired	—	(50,675)

Net Cash From (Used By) Financing Activities	3,786	(12,604)

Effect of Exchange Rate Changes on Cash	2,742	749

Increase in Cash and Cash Equivalents	3,774	(55,352)
Cash and Cash Equivalents at Beginning of Year	119,404	123,559

Cash and Cash Equivalents at End of Period	$123,178	$68,207

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(CMC Third Quarter Fiscal 2006 — Page 9)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/06	5/31/06

Net earnings	$77,960	$227,687
Interest expense	6,940	20,816
Income taxes	46,085	129,030
Depreciation and amortization	21,844	61,522

EBITDA	$152,829	$439,055

EBITDA to interest coverage
for the quarter ended May 31, 2006:	for the nine months ended May 31, 2006:
$152,829 / 6,940 = 22.0	$439,055 / 20,816 = 21.1
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2006 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,169,352
Long-term debt	387,337
Deferred income taxes	45,181

Total capitalization	$1,601,870
Other Financial Information
Long-term debt to cap ratio as of May 31, 2006:
Debt divided by capitalization
     $387,337 / 1,601,870 = 24.2%
Total debt to cap plus short-term debt ratio as of May 31, 2006:
     ($387,337 + 31,959) / (1,601,870 + 31,959) = 25.7%
Current ratio as of May 31, 2006:
Current assets divided by current liabilities
     $1,946,070 / 917,553 = 2.1
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354 2006-17